NEWS RELEASE
FOR IMMEDIATE RELEASE

COACHMEN INDUSTRIES, INC. ISSUES CAUTIONARY STATEMENT

Elkhart, Ind., Jan. 26, 2009 – Coachmen Industries, Inc. (NYSE: COA) today issued a cautionary statement regarding its fourth-quarter results.

Coachmen’s President and CEO, Rick Lavers stated, “We will be releasing our financial results for the full year 2008 and the 4th Quarter of 2008 in February.  However, there have been so many changes and events during the 4th Quarter of 2008 that our results will appear to be unusual.  We anticipate our Housing Group will show a modest profit for the full year 2008, despite losses in the 4th Quarter as previously predicted, but on the whole, our results will be impacted by these events.”

The results for the overall Company will be greatly affected by the sale of the assets of the Recreational Vehicle Group.  Even though the sale was clearly the correct action in the circumstances and resulted in a transaction value of approximately $40 million, much of that was allocated to pay past and potential future obligations of the RV business and costs related to the sales transaction.  Further, the assets were sold below their book value.  Therefore, the results will reflect significantly higher book losses than would be the case under normal operating circumstances.  The Company is also currently evaluating the remaining goodwill and various assets and may be required by accounting rules to write-off the remaining goodwill balance and impair certain other assets during the quarter.

Coachmen Industries, Inc. is one of America's premier manufacturers of systems-built construction, as well as specialty vehicles. Through ALL AMERICAN HOMES® and MOD-U-KRAF®, the Company is one of the nation's largest producers of systems-built homes, and also a major builder of commercial and multi-family residential structures with its ALL AMERICAN BUILDING SYSTEMS™ products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company's operating results, increased interest rates the availability for floorplan financing for the Company's builders and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company's dependence on suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Company to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its builders, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, current litigation relating to and Congressional inquiry surrounding the Company's use of components containing formaldehyde in its products, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company's SEC filings.

For investor or financial information:
Thomas Gehl
Secretary and Director of Investor Relations
574-266-2531